Exhibit 10.1

EMPLOYMENT AGREEMENT

Presented to Dr. Ben Lerner

AGREEMENT, dated as of February 4, 2022, between IMAC Holdings, Inc., a Delaware corporation (the “Company”), and the Executive identified on Exhibit A attached hereto (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1. APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period commencing on the date (the “Commencement Date”) and ending on the date (the “Expiration Date”) set forth in Exhibit A, unless the parties mutually agree in writing upon a later date.

2. DUTIES

(a) During the term of this Agreement, the Executive shall be employed in the position set forth in Exhibit A and shall, unless prevented by incapacity, devote substantially all of his business time, attention and ability during normal corporate office business hours to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board of Directors of the Company (the “Board”), such duties to be consistent with his position. The Executive shall obey the lawful directions of the Board, and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b) Due to the industry expertise of the Executive, Executive has the authority during his term of employment to be engaged in other business activities, provided it does not impair the ability of the Executive to discharge faithfully his duties hereunder for Company.

(c) Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations. The Executive recognizes that his primary and paramount responsibility is to the Company.

(d) The Executive may be based in a location of his choice and travel on Company business may be necessary at times.

3. REMUNERATION

(a) As compensation for his services pursuant hereto, the Executive shall be paid a base salary during his employment hereunder at the annual rate set forth in Exhibit A. This amount shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company.

(b) Except as provided above, in Exhibit A and in Sections 4 and 6 hereof, the Executive shall not be entitled to receive any additional compensation, remuneration or other payments from the Company.

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4. HEALTH INSURANCE AND OTHER FRINGE BENEFITS

The Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to, medical insurance and 401(k) plan.

5. VACATION

The Executive shall be entitled to the number of weeks of vacation set forth in Exhibit A (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company.

6. REIMBURSEMENT FOR EXPENSES

The Executive shall be reimbursed for reasonable documented business expenses incurred in connection with the business of the Company in accordance with practices and policies established by the Company.

7. TERMINATION

(a) This Agreement shall terminate in accordance with the terms of Section 7(b) hereof; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of Sections 8 and 9.

(b) This Agreement shall terminate on the Expiration Date; or as follows:

(i) Upon the written notice to the Executive by the Company at any time, because of the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive related to or affecting the performance of his duties, or upon the Executive’s conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company.

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(ii) In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder for a period of more than 60 consecutive days, or for more than a total of 90 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 61st consecutive day, or the 91st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 7(b)(ii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing near the Executive as selected by the Board, and reasonably acceptable to the Executive.

(iii) In the event the Executive dies while employed pursuant hereto, on the day in which his death occurs.

(c) If this Agreement is terminated pursuant to Section 7(b), the Company will have no further liability to the Executive after the date of termination including, without limitation, the compensation and benefits described herein, except as set forth in Exhibit A.

(d) In the event the Company chooses not to enter into any agreement or amendment extending the Executive’s employment beyond the Expiration Date, the Company agrees to provide Executive at least sixty (60) days prior written notice of such determination, during which time the Executive will not be required to perform any duties for the Company, and may seek alternative employment while still being employed by the Company. If such prior written notice is not given, this Agreement shall be automatically extended by one (1) year and the then effective annual base salary shall be increased by 8%.

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(e) If there is a Change of Control (as defined below), the Executive may terminate his employment at any time within six months after such Change of Control and the Executive shall continue to be paid pursuant to this Agreement. A Change of Control shall be deemed to have occurred at such time as any person, other than the Company, its existing shareholders or any of its or their affiliates on the date hereof, purchases the “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company.

8. CONFIDENTIAL INFORMATION

(a) The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive’s employment hereunder) or use for his own account any secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (the “Confidential Information”), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in healthcare service businesses. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

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(b) The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

(c) In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9. RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION

(a) The Executive shall not, during his full term of employment under Section 1 hereof, notwithstanding any earlier termination pursuant to Section 7(b) hereof, without the prior written consent of the Company, be engaged in a business which is directly competitive with the Business of the Company. The term “Business of the Company” shall mean developing, providing and marketing outpatient spinal health and wellness medical care. The Company consents to Executive providing consulting services to chiropractic clinic owners.

(b) The Executive shall not, for a period of one hundred eighty (180) days after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who, at any time during the continuance of this Agreement, was an employee of the Company.

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(c) The Executive shall not, for a period of one hundred eighty (180) days after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company’s customers or prospective customers (including, but not limited to, those customers or prospective customers with whom the Executive had a business relationship during his term of employment) for any purpose or for any activity which is competitive with all or part of the Business of the Company.

(d) It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations throughout, the geographical territories referred to in Section 9(a) above. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

10. REMEDIES

(a) Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

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(b) The covenants of Section 8 shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

11. COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

12. WAIVERS

The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13. BINDING EFFECT; BENEFITS

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

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14. NOTICES

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address et forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Executive, to him at the address set forth in Exhibit A.

and

(b)	If to the Company, to it at:

IMAC Holdings, Inc.
1605 Westgate Circle
Brentwood, TN 37027
Attention: Chairman of the Board

with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attention: Spencer G. Feldman, Esq.

15. MISCELLANEOUS

(a) This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company.

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(b) The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals of handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

(c) The Company shall have no obligation actually to utilize the Executive’s services; if the Company elects not to use the Executive’s services at any time, the Company’s obligations to the Executive shall be satisfied, in all respects, by the payment to the Executive for the balance of the term of the Executive’s employment under this Agreement, the compensation provided in Section 3, plus any other amounts payable to the Executive and the continuation of benefits under Section 4. During such remaining term of employment, the Executive will not be required to perform any duties for the Company and shall be entitled to seek other employment provided that such employment would not violate the terms of this Agreement, including Sections 8 and 9 hereof; and the seeking of such employment shall not be deemed a violation of this Agreement.

(d) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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(e) All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law principles.

(f) Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 8, 9 and 10), shall be resolved through mediation. The decision of the mediator may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IMAC HOLDINGS, INC.

By:	/s/ Jeff Ervin
Name: Jeff Ervin
Title: Chief Executive Officer

EXECUTIVE

/s/ Dr. Ben Lerner
Name:	Dr. Ben Lerner

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EXHIBIT A TO THE EMPLOYMENT AGREEMENT,

DATED AS OF FEBRUARY 4, 2022,

BETWEEN IMAC HOLDINGS, INC. AND DR. BEN LERNER

A. For Section 1:

The Commencement Date referred to in Section 1 shall be February 21, 2022.

B. For Section 2:

The position of the Executive referred to in Section 2 shall be Chief Operating Officer.

C. For Section 3(a):

The annual rate referred to in Section 3(a) shall be: Three Hundred Thousand ($300,000) dollars starting on the Commencement Date for a duration of 365 days. The term of the agreement shall be three (3) years.

D. For Section 3(b):

In addition to the compensation referred to in Section 3(a), the Company shall also pay to the Executive:

●	$25,000 signing bonus paid in accordance with standard payroll practices on the Commencement Date.

●	100,000 restricted shares of IMAC stock at Nasdaq official closing price on day prior to Commencement Date.

●	50,000 stock options, 2 year vesting, with strike price at Nasdaq official closing price on day prior to Commencement Date.

●	$2,500 bonus paid in shares of IMAC stock at the Nasdaq official closing price on November 1, 2022, for each IMAC clinic recording positive net income for the 3rd quarter, 2022.

●	$5,000 per back.co franchise fee collected (net of any applicable cancelations/refunds)

●	$2,500 per back.co franchise fee collected for franchises you directly sourced

●	25% of net income from goods

●	The Executive shall be reimbursed $100 per month for the business use of his personal automobile and up to $100 per month for the business use of his personal cell phone.

E. For Section 4:

The Health Insurance and Other Company Paid Fringe Benefits for the Executive shall include:

Option to enroll in Group Medical, Dental, Vision insurance

Option to participate in company sponsored 401k plan

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F. For Section 5:

The length of vacation referred to in Section 5 shall be one (1) week per calendar quarter starting in the 2nd quarter, 2022.

G. For Sections 7 and 15(c):

In the case of termination pursuant to Section 7(b)(ii), the Executive will receive his then current salary until such time as payments begin under any disability insurance plan or Supplemental Long-Term Disability Benefit of the Executive and, in the case of termination pursuant to Section 7(b)(iii), the Executive’s spouse will continue to receive Executive’s then current salary for a period of three (3) months and the Executive’s spouse will continue to receive Company-paid individual health insurance benefits for six (6) months. In the case of termination pursuant to Sections 7(b)(ii), 7(b)(iii) or 15(c), the Executive, his heirs or assignees may elect to have any, or all, stock options, warrants or other other grants under the Company’s Incentive Compensation Plans to become immediately exercisable.

H. For Section 14:

The address of the Executive referred to in Section 14 shall be:

6874 Valhalla Way
Windermere, FL 34786

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